Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kineta, Inc. (“Kineta”) on Form S-8 of our report dated August 26, 2022, which includes an explanatory paragraph as to Kineta’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kineta as of December 31, 2021 and 2020 and for each of the two years ended in the period ended December 31, 2021, appearing in the definitive proxy statement/prospectus/information statement of Kineta, Inc. (formerly known as Yumanity Therapeutics, Inc.) filed on November 10, 2022.

/s/ Marcum LLP

Marcum LLP

New York, New York

December 22, 2022